Exhibit 10.14

2014 Management Incentive Plan

Under the fiscal 2014 Management Incentive Plan (the “Plan”), certain employees of the Company are eligible for cash awards based on Company performance, including, but not limited to, Mark Comerford, the President and Chief Executive Officer, and the other named executive officers as set forth in the Company’s Definitive Proxy Statement on Form 14A for the fiscal year ended September 30, 2013, who are Daniel W. Maudlin, Vice President - Finance and Chief Financial Officer; Marlin C. Losch III, Vice President — Sales and Distribution; Scott R. Pinkham, Vice President — Manufacturing; and Venkat R. Ishwar, Vice President - Marketing (Messrs. Comerford, Maudlin, Losch, Pinkham and Ishwar are herein referred to collectively as the “named executive officers”).

If the Company meets certain specific targets for net income established by the Compensation Committee for fiscal 2014 (the “Financial Target”), then each named executive officer is eligible for a cash payment under the Plan based on their respective fiscal 2014 base salaries.

•                  If the Company’s performance meets the minimum Financial Target, then the cash payments under the Plan would be 40% of fiscal 2014 base salary for Mr. Comerford, 30% of fiscal 2014 base salary for Mr. Maudlin and 25% of fiscal 2014 base salary for Messrs.  Losch, Pinkham and Ishwar.

•                  If the Company’s performance meets the mid-level Financial Target, then the cash payments under the Plan would be 80% of fiscal 2014 base salary for Mr. Comerford, 60% of fiscal 2014 base salary for Mr. Maudlin and 50% of fiscal 2014 base salary for Messrs. Losch, Pinkham and Ishwar.

•                  If the Company’s performance meets the maximum Financial Target, then the cash payments under the Plan would be 120% of fiscal 2014 base salary for Mr. Comerford, 90% of fiscal 2014 base salary for Mr. Maudlin and 75% of fiscal 2014 base salary for Messrs. Losch, Pinkham and Ishwar.

The Board of Directors has full discretion to eliminate, delay or change any awards or payouts and may choose to pay awards at any level of performance. All payments under the Plan must be approved by the Board of Directors.  No cash payments will be made under the Plan for fiscal 2014.

In addition, the Plan also granted shares of restricted stock and stock options to the named executive officers, with a grant date of November 26, 2013.

Restricted shares were granted subject either to time-based vesting (“Time Restricted Shares”) or time-based and performance-based vesting (“Performance Restricted Shares”).  The Time Restricted Shares will vest on the third anniversary of the date of grant, provided that the grantee is still employed by the Company on such date, and are also subject to the terms of the Company’s 2009 Restricted Stock Plan.  The Performance Restricted Shares will vest on the third anniversary of their grant date, provided that (a) the named executive officer is still employed by the Company and (b) the Company has met a three year net income performance goal, and are subject to the terms and conditions of the Company’s 2009 Restricted Stock Plan.

The stock options vest in three equal annual installments on the anniversary of the date of grant and are subject to the terms and conditions of the Company’s 2007 Stock Option Plan.  The total value of stock options and restricted shares for Mr. Comerford was approximately 118% of his fiscal 2014 base salary, for Mr. Maudlin was approximately 73% of his fiscal 2014 base salary, for Mr. Losch was approximately 72% of his fiscal 2014 base salary, for Mr. Pinkham was approximately 69% of his fiscal 2014 base salary and for Mr. Ishwar was approximately 69% of his fiscal 2014 base salary.

Grants were made to the named executive officers in the following amounts:

Named Executive Officer	Performance Restricted Shares	Time Restricted Shares	Stock Options
Mark Comerford	4,527	4,527	15,000
Daniel W. Maudlin	1,211	1,211	4,000
Marlin C. Losch	1,223	1,223	4,000
Scott R. Pinkham	1,234	1,234	4,000
Venkat R. Ishwar	1,234	1,234	4,000